Exhibit 99.1

Terayon to Report Second Quarter 2005 Financial Results on July 28, 2005

Santa Clara, CA — July 13, 2005 — Terayon Communication Systems, Inc. (Nasdaq: TERN — News), a leading provider of digital video networking applications and home access solutions, today announced it will release second quarter 2005 financial results on Thursday, July 28, 2005 after market close.

     The Company will host a conference call to discuss its second quarter 2005 results on Thursday, July 28, 2005 at 5 p.m. ET (2 p.m. PT). The call may be accessed by dialing 800-561-2601 (U.S.) or 617-614-3518 (international), and referencing pass code 86832980. A live listen-only webcast of the call may be accessed on Terayon’s Web site at www.terayon.com/investor. Webcast participants should allow approximately 10 minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the call.

     A telephonic replay of the call may be accessed through Friday, August 12, 2005 by dialing 617-801-6888 and referencing pass code 11098733. An online archive of the webcast will also be available on the investor relations section of Terayon’s web site.

About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

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Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon that involve risks and uncertainties, including Terayon’s guidance on first quarter 2005 revenues, net loss per share, estimated restructuring charge and estimated operating cost savings. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Terayon’s actual results could differ materially from those described in this press release as a result of various factors, risks and uncertainties, including Terayon’s ability to develop and bring to market new products; the acceptance of Terayon’s new products in the market; Terayon’s ability to gain new business; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; the continued revenue growth; the product mix that Terayon sells each quarter which may affect gross margins; and Terayon’s ability to lower and align its operating expenses with market conditions; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.